Exhibit 99.1

STARZ ANNOUNCES INVESTOR MEETING WEBCAST

BEVERLY HILLS, Calif., Oct. 14, 2013 /PRNewswire/ — Starz (NASDAQ: STRZA, STRZB) will webcast its first annual Investor Meeting on Wednesday, November 13, 2013 with presentations and discussions beginning at 3:00 p.m. (ET). During these presentations and discussions, observations may be made regarding the company’s financial performance, outlook and recent developments.

The presentation and discussions will be broadcast live via the Internet. All interested persons should visit the Starz investor website at http://ir.starz.com/events.cfm to register for the webcast. An archive of the webcast will also be available on this website for 30 days.

About Starz

Starz (NASDAQ: STRZA, STRZB) is a leading integrated global media and entertainment company with operating units that provide premium subscription video programming on domestic U.S. pay television channels (Starz Networks), global content distribution (Starz Distribution) and animated television and movie production (Starz Animation).  For more information, visit: www.starz.com.

Starz Networks is a leading provider of premium subscription video programming through the flagship STARZ® and ENCORE® pay TV networks which showcase premium original programming and movies to U.S. multichannel video distributors, including cable operators, satellite television providers, and telecommunications companies.  As of June 30, 2013, STARZ and ENCORE serve a combined 56.9 million subscribers, including 21.8 million at STARZ, and 35.1 million at ENCORE, making them the largest pair of premium flagship channels in the U.S.  STARZ® and ENCORE®, along with Starz Networks’ third flagship brand, MOVIEPLEX®, air more than 1,000 movies monthly across 17 linear networks, complemented by On Demand and authenticated online offerings through STARZ PLAY, ENCORE PLAY, and MOVIEPLEX PLAY.  Starz Distribution develops, produces and acquires entertainment content, distributing it to consumers globally on DVD, digital formats and traditional television.  Starz Distribution’s home video, digital media and worldwide distribution business units distribute original programming content produced by Starz, as well as entertainment content for itself and third parties.  Starz Animation produces animated TV and movie content for studios, networks, distributors and audiences worldwide.

Contact:

Courtnee Ulrich
Starz Investor Relations
(720) 875-5420
courtnee.ulrich@starz.com